LETTER AGREEMENT

Russell Financial Services, Inc.

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Distribution Agreement

Pursuant to Introductory Section 1 of the Distribution Agreement between Russell Investment Company (“RIC”) and Russell Financial Services, Inc. (“RFS”), dated December 2, 2014 (the “Agreement”), RIC advises you that it is creating a new fund to be named the Russell Tax Exempt High Yield Bond Fund (the “New Fund”). RIC desires RFS to serve as Distributor with respect to the Shares of the New Fund pursuant to the terms and conditions of the Agreement. The fees to be charged to the New Fund in return for the Distributor’s services are the same as are set forth in the Agreement.

Please indicate your acceptance to act as Distributor with respect to the Shares of the New Fund by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this         day of                     , 2015.

RUSSELL FINANCIAL SERVICES, INC.

By:
Sandra Cavanaugh
President